Exhibit 10.71
CONTRACT # 154486
XBOX 360 PUBLISHER LICENSE AGREEMENT
     This Xbox 360 Publisher License Agreement (“Agreement”) is entered into and effective as of the later of the two signature dates below (the “Effective Date”) by and between Microsoft Licensing, GP, a Nevada general partnership (“Microsoft”), and Midway Home Entertainment Inc., a Delaware corporation (“Publisher”).
RECITALS
     A. Microsoft and its affiliated companies develop and license a computer game system known as the Xbox 360 game system and a proprietary online service accessible via the Xbox 360 game system known as Xbox Live.
     B. Publisher wishes to develop and/or publish one or more software products running on the Xbox 360 game system, which software products may also be made available to subscribers of Xbox Live, and to license proprietary materials from Microsoft on the terms and conditions set forth herein.
     Accordingly, for and in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which each party hereby acknowledges, Microsoft and Publisher agree as follows:
1. Exhibits
The following exhibits are hereby incorporated to this Agreement (some require completion and/or execution by one or both parties):

Exhibit 1:	Payments
Exhibit 2:	Xbox 360 Royalty Tier Selection Form
Exhibit 3:	Xbox 360 Publisher Enrollment Form
Exhibit 4:	Authorized Subsidiaries
Exhibit 5:	Non-Disclosure Agreement
Exhibit 6:	Japan/Asian Royalty Incentive Program
Exhibit 7:	Xbox Live Incentive Program
2. Definitions
As further described in this Agreement and the Xbox 360 Publisher Guide (defined below), the following terms have the following respective meanings:
     2.1 “Asian Manufacturing Region” means the region for manufacturing comprising Taiwan, Hong Kong, Singapore, Korea, Japan and any other countries that are included by Microsoft from time to time as set forth in the Xbox 360 Publisher Guide.
     2.2 “Asian Sales Territory” means the territory for sales distribution comprising Taiwan, Hong Kong, Singapore, Korea, and any other countries that are included by Microsoft from time to time as set forth in the Xbox 360 Publisher Guide. The Asian Sales Territory does not include Japan.
     2.3 “Authorized Replicator” means a software replicator certified and approved by Microsoft for replication of FPUs (defined below) that run on the Xbox 360.
     2.4 “Branding Specifications” means the specifications as provided by Microsoft from time to time for using the Licensed Trademarks in connection with a Software Title and/or Online Content and on Marketing Materials as set forth in the Xbox 360 Publisher Guide.
     2.5 “BTS” means a Microsoft designed break-the-seal sticker that will be issued to the Authorized Replicator for placement on the Packaging Materials (defined below) as specified in the Xbox 360 Publisher Guide.
     2.6 “Certification” means the final stage of the approval process by which Microsoft approves or disapproves of a Software Title or Online Content for manufacture and/or distribution. Certification is further defined in this Agreement and the Xbox 360 Publisher Guide.

     2.7 “Commercial Release” with respect to a Software Title means the first commercial distribution of an FPU that is not designated as a Demo Version. With respect to Online Content, Commercial Release means its first availability via Xbox Live to Xbox Live Users.
     2.8 “Concept” means the detailed description of Publisher’s proposed Software Title and/or Online Content in each case including such information as may be requested by Microsoft.
     2.9 “Demo Versions” means a small portion of an applicable Software Title that is provided to end users to advertise or promote a Software Title.
     2.10 “European Sales Territory” means the territory for sales distribution comprising the United Kingdom, France, Germany, Spain, Italy, Netherlands, Belgium, Sweden, Denmark, Norway, Finland, Austria, Switzerland, Ireland, Portugal, Greece, Australia, New Zealand and any other countries that are included by Microsoft from time to time as set forth in the Xbox 360 Publisher Guide
     2.11 “European Manufacturing Region” means the region for manufacturing comprising the United Kingdom, France, Germany, Spain, Italy, Netherlands, Belgium, Sweden, Denmark, Norway, Finland, Austria, Switzerland, Ireland, Portugal, Greece, Australia, New Zealand and any other countries that are included by Microsoft from time to time as set forth in the Xbox 360 Publisher Guide.
     2.12 “FPU” or “Finished Product Unit” means a copy of a Software Title in object code form that has passed Certification, has been affixed to a DVD disk and approved by Microsoft for release and manufacturing. Once the Packaging Materials have been added, and the BTS has been assigned or affixed to the FPU or its packaging, the FPU also includes its accompanying BTS and Packaging Materials.
     2.13 “Japan Sales Territory” means the territory for sales distribution comprising the country of Japan.
     2.14 “Licensed Trademarks” means the Microsoft trademarks identified in the Xbox 360 Publisher Guide.
     2.15 “Marketing Materials” collectively means the Packaging Materials and all press releases, marketing, advertising or promotional materials related to the Software Title, FPUs and/or Online Content (including without limitation Web advertising and Publisher’s Web pages to the extent they refer to the Software Title(s), FPU(s) and/or Online Content) that will be used and distributed by Publisher in the marketing of the Software Title(s), FPU(s) and/or Online Content.
     2.16 “Manufacturing Region” means the Asian Manufacturing Region, European Manufacturing Region, and/or North American Manufacturing Region.
     2.17 “North American Sales Territory” means the territory for sales distribution comprising the United States, Canada, Mexico, Colombia and any other countries that may be included by Microsoft from time to time as set forth in the Xbox 360 Publisher Guide
     2.18 “North American Manufacturing Region” means the region for manufacturing comprising the United States, Canada, Mexico, Colombia and any other countries that may be included by Microsoft from time to time as set forth in the Xbox 360 Publisher Guide
     2.19 “Online Content” means any content, feature, or access to software or online service that is distributed by Microsoft pursuant to this Agreement. Online Content includes, but is not limited to, Online Game Features, Title Updates, Demo Versions, trailers, “themes,” “gamer pictures” or any other category of online content or service approved by Microsoft from time to time. Trailers, “themes,” “gamer pictures” and any other approved Online Content will be further described in the Xbox 360 Publisher Guide.
     2.20 “Online Game Features” means a Software Title’s content, features and/or services that are available to Xbox Live Users via Xbox Live, whether included in the Software Title’s FPU or otherwise distributed via Xbox Live.
     2.21 “Packaging Materials” means art and mechanical formats for a Software Title including the retail packaging, end user instruction manual with end user license agreement and warranties, end user warnings, FPU media label, and any promotional inserts and other materials that are to be included in the retail packaging.

     2.22 “Pre-Certification” means the first stage of the approval process wherein Microsoft tests to provide feedback and/or identify any issues that may prevent the Software Title from being approved during the Certification phase. Pre-Certification is further described in this Agreement and the Xbox 360 Publisher Guide.
     2.23 “Sales Territory” means the Asian Sales Territory, European Sales Territory, Japan Sales Territory, and/or North American Sales Territory.
     2.24 “Software Title” means the single software product as approved by Microsoft for use on Xbox 360, including any Title Updates thereto (if and to the extent approved by Microsoft) and all Online Game Features for such Software Title. If Microsoft approves one or more additional single software product(s) proposed by Publisher to run on Xbox 360, this Agreement, and the term “Software Title,” will be broadened automatically to cover the respective new software product(s) as additional Software Title(s) under this Agreement.
     2.25 “Subscriber” means an Xbox Live User that establishes an account with Xbox Live.
     2.26 “Sub-Publisher” means an entity that has a valid Xbox 360 publisher license agreement with Microsoft or a Microsoft affiliate and with whom Publisher has entered an agreement to allow such entity to publish a Software Title or Online Content in specific Sales Territories.
     2.27 “Suggested Retail Price” means the highest per unit price that Publisher or its agent recommends the FPU be made commercially available to end-users in a particular Sales Territory. If the Suggested Retail Price of a particular Software Title varies among the countries in a single Sales Territory, then the highest Suggested Retail Price established for any of the countries will be used to determine the appropriate royalty fees for the entire Sales Territory.
     2.28 “ Title Update” means an update, upgrade, or technical fix to a Software Title that Xbox Live Users can automatically download to the Xbox Live User’s Xbox 360.
     2.29 “Wholesale Price” means the highest per unit price that Publisher charges retailers and/or distributors in bona fide third party transactions for the right to distribute and sell the Software Title within a Sales Territory, it being agreed that (i) any transactions involving affiliates of Publisher (entities controlling, controlled by or under common control of, Publisher) are not to be considered in determining the Wholesale Price; (ii) if Publisher enters into an agreement with a third party (such as a Sub-Publisher) providing the third party with the exclusive right to distribute the Software Title in a Sales Territory, the Wholesale Price is governed by the price charged by the third party rather than the terms of the exclusive distribution agreement between Publisher and such third party; and (iii) if the Wholesale Price varies among countries in a single Sales Territory, the highest Wholesale Price used in the Sales Territory will be used to determine the appropriate royalty fees for the entire Sales Territory.
     2.30 “Xbox 360” means the second version of Microsoft’s proprietary game system, successor to the Xbox game system, including operating system software and hardware design specifications.
     2.31 “Xbox 360 Publisher Guide” means a document (in physical, electronic or Web site form) created by Microsoft that supplements this Agreement and provides detailed requirements regarding the Pre-Certification and Certification approval process, Branding Specifications, replication requirements, royalty payment process, marketing guidelines, technical specifications and certification requirements, Demo Version requirements, packaging requirements and other operational aspects of the Xbox 360 and Xbox Live. Microsoft may supplement, revise or update the Xbox 360 Publisher Guide from time to time in its reasonable discretion as set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Xbox 360 Publisher Guide alter any terms or conditions found in this document entitled “Xbox 360 Publisher License Agreement” in a manner that is unfavorable to Publisher.
     2.32 “Xbox Live” means the proprietary online service offered by Microsoft to Xbox Live Users.
     2.33 “Xbox Live User” means any individual that accesses and uses Xbox Live.
     2.34 Other Terms. All other capitalized terms have the definitions set forth with the first use of such term as described in this Agreement.

3. Xbox 360 Development Kit License
Publisher shall enter into one or more development kit license(s) for the applicable territory(ies) to which Xbox 360 game development kits will be shipped for use by Publisher (each an “XDK License”) pursuant to which Microsoft or its affiliate may license to Publisher software development tools and hardware to assist Publisher in the development and testing of Software Titles, including redistributable code that Publisher must incorporate into Software Titles pursuant to the terms and conditions contained in the XDK License.
4. Approval Process
     4.1 Standard Approval Process. The standard approval process for a Software Title is divided into four phases comprised of Concept approval, Pre-Certification, Certification, and Marketing Materials approval. Unless Publisher elects the EU Approval Option for a European FPU (described below), Publisher is required to submit its Software Title to Microsoft for evaluation at all four phases. Each phase is identified below and further described in the Xbox 360 Publisher Guide. Additional or alternate approval processes for Online Content may be further described in the Xbox 360 Publisher Guide
          4.1.1 Concept. For each Software Title, Publisher shall deliver to Microsoft a completed Concept submission form (in the form provided by Microsoft to Publisher) that describes the Software Title. In the event that Publisher desires to host or have a third party host or provide to Xbox Live Users any of Publisher’s Online Game Features, Publisher shall so indicate on the Concept submission form and must execute an addendum to this Agreement, which addendum is available upon request and will be incorporated into this Agreement upon execution. Following evaluation of Publisher’s Concept submission, Microsoft will notify Publisher of whether the Concept is approved or rejected. If approved, the Concept submission form, in the form submitted by Publisher and approved by Microsoft, is incorporated herein by reference and adherence to its terms is a requirement for Certification. Publisher may propose Online Content at any time after a Concept has been approved, in which case Publisher shall deliver to Microsoft a separate Concept submission for each proposed piece of Online Content.
          4.1.2 Pre-Certification. If the Concept is approved, Publisher shall deliver to Microsoft a code-complete version of the Software Title or Online Content that includes all current features of the Software Title and such other content as may be required under the Xbox 360 Publisher Guide. Upon receipt, Microsoft shall conduct technical screen and/or other testing of the Software Title or Online Content consistent with the Xbox 360 Publisher Guide and will subsequently provide Publisher with advisory feedback regarding such testing.
          4.1.3 Certification. Following Pre-Certification, Publisher shall deliver to Microsoft the proposed final release version of the applicable Software Title that is complete, ready for access via Xbox Live (if applicable), release, manufacture, and commercial distribution. Such version must include the final content rating certification required by Section 4.4, have identified program errors corrected, and have any and all changes previously required by Microsoft implemented. Microsoft shall conduct compliance, compatibility, functional and other testing consistent with the Xbox 360 Publisher Guide (“Certification Testing”) and shall subsequently provide Publisher with the results of such testing, including any required fixes required prior to achieving Certification. Release from Certification for a Software Title (and for Online Content as applicable) is based on (1) passing the Certification Testing; (2) conformance with the approved Concept and any required submission materials as stated in the Xbox 360 Publisher Guide; (3) Packaging Materials approval; (4) consistency with the goals and objectives of the Xbox 360 console platform and Xbox Live; and (5) continuing and ongoing compliance with all Certification requirements and other requirements as set forth in the Xbox 360 Publisher Guide and this Agreement.
          4.1.4 Marketing Materials Approval. Publisher shall submit all Marketing Materials to Microsoft and shall not distribute such Marketing Materials unless and until Microsoft has approved them in writing. Prior to use or publication of any Marketing Materials, Publisher agrees to incorporate all changes relating to use of the Licensed Trademarks that Microsoft may request and will use its commercially reasonable efforts to incorporate other changes reasonably suggested by Microsoft (provided, however, that in any event Publisher shall at all times comply with the Branding Specifications).
          4.1.5 Notwithstanding anything to the contrary in this Agreement (including, without limitation, any version of the Xbox Guide), Publisher shall have no liability to Microsoft whatsoever under this Agreement should Publisher cancel or delay the development of a Software Title.

     4.2 EU Approval Option. For a Software Title that Publisher intends to distribute solely in the European Sales Territory (a “European FPU”), Publisher may choose to forego Concept approval (Section 4.1.1), Pre-Certification (Section 4.1.2) and/or Marketing Materials approval (Section 4.1.4) and submit such Software Title to Microsoft only for Certification approval. This option is referred to herein as the “EU Approval Option.” The EU Approval Option applies solely to distribution of European FPUs, and is not available for Online Content intended to be available in the European Sales Territory. If Publisher chooses the EU Approval Option, Publisher shall not use the Licensed Trademarks on the European FPU and the license grant set forth in Section 12.1 is withdrawn as to such European FPU. In addition, Publisher shall make no statements in advertising, marketing materials, packaging, Web sites or otherwise that the European FPU is approved or otherwise sanctioned by Microsoft or is an official Xbox 360 Software Title. The European FPU may not be distributed outside the European Sales Territory without complying with all terms of this Agreement concerning approvals and the release of the FPU as deemed relevant by Microsoft. Microsoft may provide additional information in the Xbox 360 Publisher Guide regarding the European Approval Option. Notwithstanding Publisher’s choice of the EU Approval Option, all other portions of this Agreement other than those specifically identified above shall remain in effect.
     4.3 Resubmissions and Additional Review. If a Software Title or Online Content fails Certification, and if Publisher has made good faith efforts to address any issues raised by Microsoft, Microsoft will give Publisher the opportunity to resubmit such Software Title or Online Content for Certification. Microsoft may charge Publisher a reasonable fee designed to offset the costs associated with testing upon resubmission. Publisher may request the ability to submit versions of the Software Title or Online Content at stages of development other than as identified above for review and feedback by Microsoft. Such review is within the discretion of Microsoft and may require the payment of reasonable fees by Publisher to offset the costs associated with the review of such Software Titles or Online Content.
     4.4 Content Rating. For those Sales Territories that utilize a content rating system, Microsoft will not accept submission of a Software Title for Certification approval unless and until Publisher has obtained, at Publisher’s sole cost, a rating not higher than “Mature (17+)” or its equivalent from the appropriate rating bodies and/or any and all other independent content rating authority/authorities for the applicable Sales Territory(ies) reasonably designated by Microsoft (such as ESRB, ELSPA, CERO, etc.). Publisher shall include the applicable rating(s) prominently on FPUs and Marketing Materials, in accordance with the applicable rating body guidelines, and shall include the applicable rating in a header file of the Software Title and in Online Content, as described in the Xbox 360 Publisher Guide. For those Sales Territories that do not utilize a content rating system, Microsoft will not approve any Software Title or Online Content that, in its opinion, contains excessive sexual content or violence, inappropriate language or other elements deemed unsuitable for the Xbox 360 platform. If, after Commercial Release, a Software Title is determined by the ESRB, ELSPA, or CERO (or its equivalent agency in other Sales Territories) as suitable for adults only or otherwise indecent, obscene or otherwise prohibited by law, the Publisher shall at its own costs recall all FPUs. If, after Commercial release, a Software Title distributed in a Sales Territory without a ratings body is determined by Microsoft, in its reasonable discretion, as suitable for adults only, or otherwise indecent or obscene, or otherwise prohibited by law, the Publisher shall at its own cost recall all FPUs. If, after Commercial release, a Software Title is determined by Microsoft, in its reasonable discretion, as suitable for adults only or otherwise indecent or obscene, or otherwise prohibited by law due to content that was not disclosed to Microsoft during the Certification process, then Publisher shall at its own costs recall all FPUs. Publisher hereby represents and warrants that any Online Game Features and other game-related Online Content not included in the initial Software Title FPU will not be inconsistent with the content rating (or, in those countries that do not utilize a content rating system, with the overall nature of the content) of the underlying Software Title. Content rating information and requirements may be further described in the Xbox 360 Publisher Guide.
     4.5 Publisher Testing. Publisher shall perform its own testing of the Software Title and FPUs. Upon Microsoft’s request, Publisher shall provide Microsoft with copies of, or reasonable access to inspect the FPUs and Software Title (either in pre-Commercial Release or Commercial Release versions, as Microsoft may request).
     4.6 Mutual Approval Required. Publisher shall not distribute the Software Title, nor manufacture any FPU intended for distribution, unless and until Microsoft has given its final approval and release from Certification version of the Software Title and both parties have approved the FPU in writing.

4.7 Title Updates
          4.7.1 All Title Updates for Software Titles are subject to approval by Microsoft. Publisher may release [*] Title Update[*] per Software Title free of charge. Any additional Title Updates proposed by Publisher may be subject to a reasonable charge.
          4.7.2 Microsoft may require Publisher to develop and provide a Title Update if (a) a Software Title or Online Content adversely affects Xbox Live, (b) if a change to the Xbox 360 Publisher Guide requires a Title Update, (c) if Certification is revoked for Online Content, or (d) for any other reason at Microsoft’s reasonable discretion. Microsoft will not charge Publisher for the Certification, hosting, and distribution of Title Updates to Xbox Live Users for the first Title Update (if any) per Software Title or Online Content required by a specific change in the Xbox 360 Publisher Guide, or for any other reason at Microsoft’s reasonable discretion. Microsoft reserves the right to charge Publisher a reasonable fee to offset the costs associated with the Certification, hosting, and distribution of Title Updates to Xbox Live Users that are required because of revocation of Certification or a Software Title or Online Content adversely affecting Xbox Live.
5. Xbox 360 Publisher Guide
Publisher acknowledges that the Xbox 360 Publisher Guide is an evolving document and subject to change during the term of this Agreement. Publisher agrees to be bound by all provisions contained in the then-applicable version of the Xbox 360 Publisher Guide. Publisher agrees that upon Publisher’s receipt of notice of availability of the applicable supplement, revision, or updated version of the Xbox 360 Publisher Guide (which may be via a publisher newsletter or other electronic notification), Publisher automatically is bound by all provisions of the Xbox 360 Publisher Guide as supplemented, revised, or updated. Publisher’s continued distribution of FPUs after a notice of supplement, revision or update is included in the Xbox 360 Publisher Guide or made available to Publisher constitutes Publisher’s agreement to the then-current Xbox 360 Publisher Guide as supplemented, revised or updated. Microsoft will specify in each such supplement, revision or update a reasonable effective date of each change if such change is not required to be effective immediately. Only with respect to a Software Title that has passed Pre-Certification prior to the applicable revision or update, Publisher will not be obligated to comply with any changes made to the technical or content requirements for Software Titles in the Xbox 360 Publisher Guide, except in circumstances where such change is deemed by Microsoft to be vitally important to the success of the Xbox 360 platform (e.g. changes due to piracy, technical failure) and such change would apply broadly to other Software Titles and Publishers (i.e., rather than applying only to a single Software Title or publisher) or Publisher will not incur any significant expense to accommodate such change. In addition, changes made in Branding Specifications or other Marketing Materials requirements will be effective as to a Software Title that has passed Certification only on a “going forward” basis (i.e., only to such Marketing Materials and/or FPUs as are manufactured after Microsoft notifies Publisher of the change). Notwithstanding the foregoing, Publisher shall comply with such changes to the Xbox 360 Publisher Guide related to Branding Specifications or other Marketing Materials requirements retroactively if Microsoft agrees to pay for Publisher’s direct, out-of-pocket expenses necessarily incurred as a result of its retrospective compliance with the change.
6. Post-Release Compliance
     6.1 Correction of Bugs or Errors. Notwithstanding Microsoft’s Certification, all Software Titles must remain in compliance with all Certification requirements and requirements set forth in the Xbox 360 Publisher Guide on a continuing and ongoing basis. Publisher must correct any material program bugs or errors in conformance with the Xbox 360 Publisher Guide whenever discovered and Publisher agrees to correct such material bugs and errors as soon as possible after discovery. With respect to bugs or errors discovered after Commercial Release of the applicable Software Title, Publisher will, at Microsoft’s request or allowance, correct the bug or error in all FPUs to be manufactured after discovery and Microsoft may charge a reasonable amount to cover the costs of Certifying the Software Title again.
     6.2 Online Content; Minimum Commitment
          6.2.1 Publisher agrees that each Online Game Feature of a Software Title will be made available via Xbox Live for at least [*] following the respective Commercial Release of the FPUs of the Software Title in each Sales Territory in which Xbox Live is available (the “Minimum Commitment”). Publisher is obligated to provide all necessary support for such Online Game Feature during its availability and for [*] after discontinuation. Following the Minimum Commitment period, Publisher may terminate Microsoft’s license associated with such Online Game Feature upon [*] prior

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

written notice to Microsoft; and/or Microsoft may discontinue the availability of any or all such Online Game Feature via Xbox Live upon [*] prior written notice to Publisher. Publisher is responsible for communicating the duration of Online Game Feature availability to Xbox Live Users, and for providing reasonable advance notice to Xbox Live Users of any discontinuation of such Online Game Feature.
          6.2.2 Subject to Section 10.3, and unless otherwise agreed upon by the Parties,, Publisher agrees that Microsoft has the right to make Online Content other than Online Games Features submitted by Publisher available to Xbox Live Users for the Term of this Agreement. Publisher agrees to provide all necessary support for such Online Content as long as such Online Content is made available to Xbox Live Users and for [*] thereafter.
          6.2.3 Archive Copies. Publisher agrees to maintain, and to possess the ability to support, copies in object code, source code and symbol format, of all Online Content available to Xbox Live Users during the term of this Agreement and for no less than [*] thereafter.
7. Manufacturing
     7.1 Authorized Replicators. Publisher will use only Authorized Replicators to produce FPUs. Prior to placing an order with a replicator for FPUs, Publisher shall confirm with Microsoft that such entities are Authorized Replicators. Microsoft will endeavor to keep an up-to-date list of Authorized Replicators in the Xbox 360 Publisher Guide. Publisher will notify Microsoft in writing of the identity of the applicable Authorized Replicators and the agreement for such replication services shall be as negotiated by Publisher and the applicable Authorized Replicators, subject to the requirements in this Agreement. Publisher acknowledges that Microsoft may charge the Authorized Replicators fees for rights, services or products associated with the manufacture of FPUs and that the agreements with the Authorized Replicators grant Microsoft the right to instruct the Authorized Replicators to cease the manufacture or FPU and/or prohibit the release of FPU to Publisher or its agents in the event Publisher is in breach of this Agreement or any credit arrangement entered into by Microsoft and Publisher or Publisher affiliates. Microsoft does not guarantee any level of performance by the Authorized Replicators, and Microsoft will have no liability to Publisher for any Authorized Replicator’s failure to perform its obligations under any applicable agreement between Microsoft and such Authorized Replicators and/or between Publisher and such Authorized Replicators. Microsoft has no responsibility for ensuring that FPUs are free of all defects.
     7.2 Submissions to the Authorized Replicator. Microsoft, and not Publisher, will provide to the applicable Authorized Replicators the final release version of the Software Title and all specifications required by Microsoft for the manufacture of the FPUs including, without limitation, the Security Technology (as defined in Section 7.9 below). Publisher is responsible for preparing and delivering to the Authorized Replicators all other items required for manufacturing FPUs including approved Packaging Materials associated with the FPUs. Subject to the approval of Publisher (which approval shall not be unreasonably withheld), Microsoft has the right to have included in the packaging of FPUs such promotional materials for Xbox, Xbox 360, Xbox Live, and/or other Xbox or Xbox 360 products or services (other than video games) as Microsoft may determine in its reasonable discretion. Microsoft will be responsible for delivering to the Authorized Replicator all such promotional materials as it desires to include with FPUs, and, unless otherwise agreed by the parties, any incremental insertion costs relating to such marketing materials will be borne by Microsoft.
     7.3 Verification Versions. Publisher shall cause the Authorized Replicators to create several test versions of each FPU (“Verification Version(s)”) that will be provided to both Microsoft and Publisher for evaluation. Prior to full manufacture of a FPU by the Authorized Replicators, both Publisher and Microsoft must approve the applicable Verification Version. Throughout the manufacturing process and upon the request of Microsoft, Publisher shall cause the Authorized Replicators to provide additional Verification Versions of the FPU for evaluation by Microsoft. Microsoft’s approval is a condition precedent to manufacture, however Publisher shall grant the final approval and shall work directly with the Authorized Replicator regarding the production run. Publisher agrees that all FPUs must be replicated in conformity with all of the quality standards and manufacturing specifications, policies and procedures that Microsoft requires of its Authorized Replicators, and that all Packaging Materials must be approved by Microsoft prior to packaging. Publisher shall cause the Authorized Replicator to include the BTS on each FPU.
     7.4 Samples. For each Software Title sku, at Publisher’s cost, Publisher shall provide Microsoft with [*] FPUs and accompanying Marketing Materials per Sales Territory in which the FPU will be released. Such units may be used in marketing (subject to Publisher’s consent), as product samples, for customer support, testing and for archival purposes.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Publisher will not have to pay a royalty fee for such samples nor will such samples count towards the Unit Discounts under Exhibit 1.
7.5 Minimum Order Quantities
          7.5.1 Within [*] after the date on which both Microsoft and Publisher have authorized the Authorized Replicator to begin replication of FPUs for distribution to a specified Sales Territory, (receipt of both approvals is referred to as “Release to Manufacture”), Publisher must place orders to manufacture the minimum order quantities (“MOQs”) as described in the Xbox 360 Publisher Guide. Microsoft may update and revise the MOQs [*] which will be effective starting the following [*]. Currently, the MOQs are as follows:

	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
          7.5.2 For the purposes of this section, a “Disc” shall mean an FPU that is signed for use on a certain defined range of Xbox 360 hardware, regardless of the number of languages or product skus contained thereon. The MOQs per Software Title are cumulative per Sales Territory. For example, if an FPU is released in both the North American Sales Territory and the European Sales Territory, the cumulative MOQ per Software Title would be [*]. The MOQ per Software Title and the MOQ per Disc, however, are not cumulative. For example, a single Disc FPU released only in the North America Sales Territory will have a total minimum order quantity of [*], which would cover the [*] MOQ per Software Title and the [*] MOQ per Disc (rather than [*] which would have been the total minimum order quantity if the MOQ per Software Title and the MOQ per Disc had been cumulative).
          7.5.3 If Publisher fails to place orders to meet any applicable minimum order quantity within [*] of Release to Manufacture, Publisher shall immediately pay Microsoft the applicable royalty fee for the number of FPUs represented by the difference between the applicable MOQ and the number of FPUs of the Software Title actually ordered by Publisher.
     7.6 Manufacturing Reports. For purposes of assisting in the scheduling of manufacturing resources, on a [*] basis, Publisher shall provide Microsoft with forecasts showing manufacturing projections by Sales Territory [*] out for each Software Title. Publisher will use commercially reasonable efforts to cause the Authorized Replicator to deliver to Microsoft true and accurate [*] statements of FPUs manufactured in each [*], on a Software Title-by-Software Title basis and in sufficient detail to satisfy Microsoft, within [*]. Microsoft will have reasonable audit rights to examine the records of the Authorized Replicator regarding the number of FPUs manufactured.
     7.7 New Authorized Replicator. If Publisher requests that Microsoft certify and approve a third party replicator that is not then an Authorized Replicator, Microsoft will consider such request in good faith. Publisher acknowledges and agrees that Microsoft may condition certification and approval of such third party on the execution of an agreement in a form satisfactory to Microsoft pursuant to which such third party agrees to strict quality standards, non-disclosure requirements, license fees for use of Microsoft intellectual property and trade secrets, and procedures to protect Microsoft’s intellectual property and trade secrets. Notwithstanding anything contained herein, Publisher acknowledges that Microsoft is not required to certify, maintain the certification or approve any particular third party as an Authorized Replicator, and that the certification and approval process may be time-consuming.
     7.8 Alternate Manufacturing in Europe. Publisher may, solely with respect to FPUs manufactured for distribution in the European Sales Territory, utilize a different process or company for the combination of a FPU with Packaging Materials provided that such packaging process incorporates the BTS and otherwise complies with the Xbox 360 Publisher Guide. Publisher shall notify Microsoft regarding its use of such process or company so that the parties may properly coordinate their activities and approvals. To the extent that Microsoft is unable to accommodate such processes or company, Publisher shall modify its operations to comply with Microsoft’s requirements.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     7.9 Security. Microsoft has the right to add to the final release version of the Software Title delivered by Publisher to Microsoft, and to all FPUs, such digital signature technology and other security technology and copyright management information (collectively, “Security Technology”) as Microsoft may determine to be necessary, and/or Microsoft may modify the signature included in any Security Technology included in the Software Title by Publisher at Microsoft’s discretion. Additionally, Microsoft may add Security Technology that prohibits the play of Software Titles on Xbox 360 units manufactured in a region or country different from the location of manufacture of the respective FPUs or that have been modified in any manner not authorized by Microsoft.
     7.10 Demo Versions. If Publisher wishes to distribute a Demo Version in FPU format, Publisher must obtain Microsoft’s prior written approval and Microsoft may charge a reasonable fee to offset costs of the Certification. Subject to the terms of the Xbox 360 Publisher Guide, such Demo Version(s) may be placed on a single disc, either as a stand-alone or with other Demo Versions and the price of such units must be [*] or its equivalent in local currency. Unless separately addressed in the Xbox 360 Publisher Guide, all rights, obligations and approvals set forth in this Agreement as applying to Software Titles shall separately apply to any Demo Version. [*]. If Publishers wishes to distribute a Demo Versions in an online downloadable format, such downloadable Demo Version shall be distributed via by Microsoft Xbox Live in accordance with Section 10.3, and such downloadable Demo Version will be subject to all other terms and policies applicable to Online Content set forth herein and in the Xbox 360 Publisher Guide.
8. Payments
The Parties shall make payments to each other under the terms of Exhibit 1.
9. Marketing, Sales and Support
     9.1 Publisher Responsible. As between Microsoft and Publisher, Publisher is solely responsible for the marketing and sales of the Software Title. Publisher is also solely responsible for providing technical and all other support relating to the FPUs (including for Xbox Live Users of Online Content). Publisher shall provide all appropriate contact information (including without limitation Publisher’s address and telephone number, and the applicable individual/group responsible for customer support), and shall also provide all such information to Microsoft for posting on http://www.xbox.com, or such successor or related Web site identified by Microsoft or in Xbox Live. Customer support shall at all times conform to the Customer Service Requirements set forth in the Xbox 360 Publisher Guide and industry standards in the console game industry.
     9.2 Warranty. Publisher shall provide the original end user of any FPU a minimum warranty in accordance with local laws and industry practices. For example, in the United States, Publisher shall, as of the Effective Date, provide a minimum [*] limited warranty that the FPU will be free from defects in materials or workmanship or, at Publisher’s option, Publisher will refund the purchase price or provide a repaired or replacement FPU at no charge. Publisher may offer additional warranty coverage consistent with the traditions and practices of video game console game publishers within the applicable Sales Territory or as otherwise required by local law.
     9.3 Recall. Notwithstanding anything to the contrary contained in this Agreement, if there is a material defect in a Software Title and/or any FPUs, which defect in the reasonable judgment of Microsoft would significantly impair the ability of an end user to play such Software Title or FPU or would adversely affect the gameplay of the Xbox 360 or Xbox Live, Microsoft may require Publisher to recall FPUs and undertake prompt repair or replacement of such Software Title and/or FPUs.
     9.4 No Bundling with Unapproved Peripherals, Products or Software. Except as expressly stated in this section, Publisher shall not market or distribute a FPU bundled with any other product or service, nor shall Publisher knowingly permit or assist any third party in such bundling, without Microsoft’s prior written consent. Publisher may market or distribute (i) FPU bundled with a Software Title(s) that has been previously certified and released by Microsoft for manufacturing; or (ii) FPU bundled with a peripheral product (e.g. game pads) that has been previously licensed as an “Xbox 360 Licensed Peripheral” by Microsoft, without obtaining the written permission of Microsoft. Publisher shall contact Microsoft in advance to confirm that the peripheral or Software Title to be bundled has previously been approved by Microsoft pursuant to a valid license.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     9.5 Software Title License. Subject to Publisher’s prior approval for each Software Title, Publisher grants Microsoft a fully-paid, royalty-free, worldwide, non-exclusive license (i) to publicly perform the Software Titles at conventions, events, trade shows, press briefings, public interactive displays and the like; (ii) to use the title of the Software Title (only in reference to the Software Title), and screen shots from the Software Title, in advertising and promotional material relating to Xbox 360 and related Microsoft products and services, as Microsoft may reasonably deem appropriate; (iii) distribute Demo Versions with the Official Xbox Magazine, as a standalone product with other demo software; and (iv) distribute Software Title trailers via xbox.com. Publisher may also select Online Content for inclusion in public interactive displays and/or compilation demo discs published by Microsoft, in which case Publisher grants Microsoft a fully-paid, royalty-free, worldwide, transferable, sublicenseable license to broadcast, transmit, distribute, host, publicly display, reproduce and manufacture such selected Online Content as part of public interactive displays and compilation demo discs, and to distribute and permit end users to download and store (and, at Publisher’s discretion, to make further copies) such Online Content via public interactive displays, The rights granted in the preceding sentence are in addition to any rights that Microsoft may have for uses of Publisher Software Titles when such uses would not require the authorization of the rights holders therein under the applicable law (but Publisher gives Microsoft no such authorization).
10. Grant of Distribution License, Limitations
     10.1 Distribution License. Upon Certification of the Software Title, approval of the Marketing Materials and the FPU test version of the Software Title by Microsoft, and subject to the terms and conditions contained within this Agreement, Microsoft grants Publisher a non-exclusive, non-transferable, license to distribute FPUs containing Redistributable and Sample Code (as defined in the XDK License) and Security Technology (as defined above) within the Sales Territories approved in the Software Title’s Concept in FPU form to third parties for distribution to end users and/or directly to end users. The license to distribute the FPUs is personal to Publisher and except for transfers of FPU through normal channels of distribution (e.g. wholesalers, retailers), absent the written approval of Microsoft, Publisher may not sublicense or assign its rights under this license to other parties. For the avoidance of doubt, without the written approval of Microsoft, Publisher may not sublicense, transfer or assign its right to distribute Software Titles or FPU to another entity that will brand, co-brand or otherwise assume control over such products as a “publisher” as that concept is typically understood in the console game industry. Publisher may only grant end users the right to make personal, non-commercial use of Software Titles and may not grant end users any of the other rights reserved to a copyright holder under US Copyright Law, Japanese Copyright Law, or its international equivalent. Publisher’s license rights do not include any license, right, power or authority to subject Microsoft’s software or derivative works thereof or intellectual property associated therewith in whole or in part to any of the terms of an Excluded License. “Excluded License” means any license that requires as a condition of use, modification and/or distribution of software subject to the Excluded License, that such software or other software combined and/or distributed with such software be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.
     10.2 No Distribution Outside the Sales Territory. Publisher shall distribute FPUs only in Sales Territories for which the Software Title has been approved by Microsoft. Publisher shall not directly or indirectly export any FPUs from an authorized Sales Territory to an unauthorized territory nor shall Publisher knowingly permit or assist any third party in doing so, nor shall Publisher distribute FPUs to any person or entity that it has reason to believe may re-distribute or sell such FPUs outside authorized Sales Territories.
     10.3 Online Features. In consideration of the royalty payments as described in Exhibit 1, Publisher grants to Microsoft, (i) a worldwide, transferable (solely to an entity that operates Xbox Live), sublicensable (solely to an entity that operates Xbox Live), license to broadcast, transmit, distribute, host, publicly display, reproduce, and license Online Content for use on Xbox 360s, and (ii) a worldwide, transferable license solely to distribute to end users and permit end users to download and store Online Content (and, at Publisher’s discretion, to make further copies). Publisher agrees that the license grants set forth in this section applicable to Online Content are exclusive, meaning that except as expressly permitted under this Agreement, the Xbox 360 Publisher Guide and/or as agreed by the Parties, Publisher shall not directly or indirectly permit or enable access to Online Content by any means, methods, platforms or services other than through Xbox Live, or as otherwise set forth in this Agreement. Notwithstanding the foregoing, this Section 10.3 does not prevent Publisher from making other platform versions of its Software Titles or Online Content available via other platform-specific online services. This Section 10.3 shall survive expiration or termination of this Agreement solely to the extent and for the duration necessary to effectuate Section 17.3 below.
     10.4 No Reverse Engineering. Publisher may utilize and study the design, performance and operation of Xbox 360 or Xbox Live solely for the purposes of developing the Software Title or Online Content. Notwithstanding the foregoing, Publisher shall not, directly or indirectly, reverse engineer or aid or assist in the reverse engineering of all or any part of Xbox 360 or Xbox Live except and only to the extent that such activity is expressly permitted by applicable law notwithstanding this limitation. In the event applicable law grants Publisher the right to reverse engineer the Xbox 360 or Xbox Live notwithstanding this limitation, Publisher shall provide Microsoft with written notice prior to such reverse engineering activity, information regarding Publisher’s intended method of reverse engineering, its purpose and the legal authority for such activity and shall afford Microsoft a reasonable period of time before initiating such activity in order to evaluate the activity and/or challenge the reverse engineering activity with the appropriate legal authorities. Publisher shall refrain from such reverse engineering activity until such time as any legal challenge is resolved in Publisher’s favor. Reverse engineering includes, without limitation, decompiling, disassembly, sniffing, peeling semiconductor components, or otherwise deriving source code. In addition to any other rights and remedies that Microsoft may have under the circumstances, Publisher shall be required in all cases to pay royalties to Microsoft in accordance with and Exhibit 1 with respect to any games or other products that are developed, marketed or distributed by Publisher, and derived in whole or in part from the reverse engineering of Xbox 360, Xbox Live or any Microsoft data, code or other material.
     10.5 Reservation of Rights. Microsoft reserves all rights not explicitly granted herein.
     10.6 Ownership of the Software Titles. Except for the intellectual property supplied by Microsoft to Publisher (including without limitation the Licensed Trademarks hereunder and the licenses in certain software and hardware granted by an XDK License), ownership of which is retained by Microsoft, insofar as Microsoft is concerned, Publisher will own all rights in and to the Software Titles and Online Content.
     10.7 Sub-Publishing. Notwithstanding Section 10.1, Publisher may enter into independent agreements with other publishers to distribute Software Titles in multiple approved Sales Territories (a “Sub-Publishing Relationship”), so long as:
          10.7.1 Publisher provides written notice to Microsoft, at least [*] prior to authorizing a Sub-Publisher to manufacture any Software Title(s), of the Sub-Publishing relationship, along with (i) a summary of the scope and nature of the Sub-Publishing relationship including, without limitation, as between Publisher and Sub-Publisher, (ii) which party will be responsible for Certification of the Software Title(s) and/or any Online Content, (iii) a list of the Software Title(s) for which Sub-Publisher has acquired publishing rights, (iv) the geographic territory(ies) for which such rights were granted, and (v) the term of Publisher’s agreement with Sub-Publisher; and
          10.7.2 The Sub-Publisher has signed an Xbox 360 publisher license agreement (“Xbox 360 PLA”) and both Publisher and Sub-Publisher are and remain at all times in good standing under each of their respective Xbox 360 PLAs. Publisher is responsible for making applicable royalty payments for the FPUs for which it places manufacturing orders, and Sub-Publisher is responsible for making royalty payments for the FPUs for which it places manufacturing orders.
     10.8 Authorized Affiliates. If Publisher and an affiliate execute the “Publisher Affiliate Agreement” provided in Exhibit 4, then Publisher’s authorized affiliate may exercise the rights granted to Publisher under this Agreement. The foregoing shall not apply to any Publisher affiliate which pays or intends to pay royalties from a European billing address. Any such European affiliate shall instead execute an Xbox 360 Publisher Enrollment with MIOL, a copy of which is attached hereto as Exhibit 3.
11. Usage Data
Publisher acknowledges that the operation of the Xbox Live service requires that Microsoft collect and store Xbox Live User usage data, including, without limitation, Xbox Live User statistics, scores, ratings, and rankings (collectively, “Xbox Live User Data”), as well as personally-identifiable Xbox Live User data (e.g., name, email address) (“Personal Data”). Microsoft reserves the right, in its discretion, to use such Xbox Live User Data for any purpose, including without limitation, posting the Xbox Live User Data on Xbox.com or other Microsoft Web sites. Microsoft agrees to use commercially reasonable efforts to periodically make certain Xbox Live User Data and Personal Data available to Publisher; provided that Publisher’s use of such data is in accordance with the then-current Xbox Live Privacy Statement and such other reasonable restrictions as Microsoft may require. Without limiting the foregoing, Publisher agrees that any disclosure of Personal Data to Publisher is only used by Publisher and may not be shared with any other third parties, and any permitted email communications with Xbox Live Users includes instructions for opting out of receiving any further communications from Publisher.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

12. Trademark Rights and Restrictions
     12.1 Licensed Trademarks License. In each Software Title, FPU, Online Content and on all Marketing Materials, Publisher shall incorporate the Licensed Trademarks and include credit and acknowledgement to Microsoft as set forth in the Xbox 360 Publisher Guide. Microsoft grants to Publisher a non-exclusive, non-transferable, personal license to use the Licensed Trademarks in connection with Software Titles, FPUs, Online Content and Marketing Materials according to the Xbox 360 Publisher Guide and other conditions herein, and solely in connection with marketing, sale, and distribution in the approved Sales Territories or via Xbox Live.
     12.2 Limitations. Publisher is granted no right, and shall not purport, to permit any third party to use the Licensed Trademarks in any manner without Microsoft’s prior written consent. Publisher’s license to use Licensed Trademarks in connection with the Software Title, FPUs and/or Online Content does not extend to the merchandising or sale of related or promotional products.
     12.3 Branding Specifications. Publisher’s use of the Licensed Trademarks (including without limitation in FPUs, Online Content and Marketing Materials) must comply with the Branding Specifications set forth in the Xbox 360 Publisher Guide. Publisher shall not use Licensed Trademarks in association with any third party trademarks in a manner that might suggest co-branding or otherwise create potential confusion as to source or sponsorship of the Software Title, Online Content or FPUs or ownership of the Licensed Trademarks, unless Microsoft has otherwise approved such use in writing. Upon notice or other discovery of any non-conformance with the requirements or prohibitions of this section, Publisher shall promptly remedy such non-conformance and notify Microsoft of the non-conformance and remedial steps taken.
     12.4 Protection of Licensed Trademarks. Publisher shall assist Microsoft in protecting and maintaining Microsoft’s rights in the Licensed Trademarks, including preparation and execution of documents necessary to register the Licensed Trademarks or record this Agreement, and giving prompt notice to Microsoft of apparent infringement of the Licensed Trademarks. Microsoft shall have the sole right to and in its sole discretion may, commence, prosecute or defend, and control any action concerning the Licensed Trademarks, either in its own name or, with Publisher’s consent (not to be unreasonably withheld) by joining Publisher as a party thereto. Publisher shall not during the term of this Agreement contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Microsoft’s rights or goodwill in the Licensed Trademarks in any country, including attempted registration of any Licensed Trademark, or use or attempted registration of any mark confusingly similar thereto.
     12.5 Ownership and Goodwill. Publisher acknowledges Microsoft’s ownership of all Licensed Trademarks, and all goodwill associated with the Licensed Trademarks. Use of the Licensed Trademarks shall not create any right, title or interest therein in Publisher’s favor. Publisher’s use of the Licensed Trademarks shall inure solely to the benefit of Microsoft.
13. Non-Disclosure; Announcements
     13.1 Non-Disclosure Agreement. The information, materials and software exchanged by the parties hereunder or under an XDK License, including the terms and conditions hereof and of the XDK License, are subject to the Non-Disclosure Agreement between the parties attached hereto as Exhibit 5 (the “Non-Disclosure Agreement”), which is incorporated herein by reference; provided, however, that for purposes of the foregoing, Section 2(a)(i) of the Non-Disclosure Agreement shall hereinafter read, “The Receiving Party shall: (i) Refrain from disclosing Confidential Information of the Disclosing Party to any third parties for as long as such remains undisclosed under 1(b) above except as expressly provided in Sections 2(b) and 2(c) of this [Non-Disclosure] Agreement.” In this way, all Confidential Information provided hereunder in whatever form (e.g. information, materials, tools and/or software exchanged by the parties hereunder), including the terms and conditions, unless otherwise specifically stated, will be protected from disclosure for as long as it remains Confidential.(provided that if and to the extent that any provision of the Non-Disclosure Agreement is inconsistent with the body of this Agreement, then the terms of this Agreement will be deemed to control and the first sentence of Section 4(b) of the Non-Disclosure Agreement shall not apply with respect to any information, materials and software exchanged in connection with this Agreement).

     13.2 Public Announcements. Neither party shall issue any such press release or make any such public announcement(s) related to the subject matter of this Agreement or any XDK License without the express prior consent of the other party, which consent will not be unreasonably withheld or delayed. Nothing contained in this Section 13.2 will relieve Publisher of any other obligations it may have under this Agreement, including without limitation its obligations to seek and obtain Microsoft approval of Marketing Materials. Notwithstanding anything to the contrary contained herein or in the Non-Disclosure Agreement, Microsoft shall not make public announcements regarding Software Titles until Publisher has approved of such disclosure or such Software Titles have been generally disclosed to the public by Publisher.
     13.3 Required Public Filings. Notwithstanding Sections 13.1 and 13.2, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a party’s required public disclosure documents. If either party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by both parties and filed with the applicable governmental or regulatory authorities.
14. Protection of Proprietary Rights
     14.1 Microsoft Intellectual Property. If Publisher learns of any infringement or imitation of the Licensed Trademarks, a Software Title, Online Content or FPU, or the proprietary rights in or related to any of them, it will promptly notify Microsoft thereof. Microsoft may take such action as it deems advisable for the protection of its rights in and to such proprietary rights, and Publisher shall, if requested by Microsoft, cooperate in all reasonable respects therein at Microsoft’s expense. In no event, however, shall Microsoft be required to take any action if it deems it inadvisable to do so. Microsoft will have the right to retain all proceeds it may derive from any recovery in connection with such actions.
     14.2 Publisher Intellectual Property. Publisher, without the express written permission of Microsoft, may bring any action or proceeding relating to infringement or potential infringement of a Software Title, Online Content or FPU, to the extent such infringement involves any proprietary rights of Publisher (provided that Publisher will not have the right to bring any such action or proceeding involving Microsoft’s intellectual property). Publisher shall make reasonable efforts to inform Microsoft regarding such actions in a timely manner. Publisher will have the right to retain all proceeds it may derive from any recovery in connection with such actions
     14.3 Joint Actions. Publisher and Microsoft may agree to jointly pursue cases of infringement involving the Software Titles or Online Content (since such products will contain intellectual property owned by each of them). Unless the parties otherwise agree, or unless the recovery is expressly allocated between them by the court (in which case the terms of Sections 14.1 and 14.2 will apply), in the event Publisher and Microsoft jointly prosecute an infringement lawsuit under this provision, any recovery will be used first to reimburse Publisher and Microsoft for their respective reasonable attorneys’ fees and expenses, pro rata, and any remaining recovery shall also be given to Publisher and Microsoft pro rata based upon the fees and expenses incurred in bringing such action.
15. Warranties
     15.1 Publisher. Publisher warrants and represents that:
          15.1.1 It has the full power to enter into this Agreement;
          15.1.2 It has obtained and will maintain all necessary rights and permissions for its and Microsoft’s use of the Software Title, FPUs, Marketing Materials, Online Content, all information, data, logos, and software or other materials provided to Microsoft and/or made available to Xbox Live Users via Xbox Live (collectively, the “Publisher Content”), and that all Publisher Content complies with all laws and regulations, and does not and will not infringe upon or misappropriate any third party trade secrets, copyrights, trademarks, patents, publicity, privacy or other proprietary rights; provided, however that Publisher makes no representations or warranties as to infringement, misappropriation or compliance with laws and regulations to the extent due to the “Sample code,” “Tools,” or “Redistributable Code” in the form as provided by Microsoft (as defined in the XDK License) or due to the Security Technology, Licensed Trademarks, Xbox Live, or other materials in the form as provided by Microsoft under this Agreement.
          15.1.3 It shall comply with all laws, regulations, industry content rating requirements and administrative orders and requirements within any applicable Sales Territory relating to the distribution, sale and marketing of the Software Title, and shall keep in force all necessary licenses, permits, registrations, approvals and/or exemptions throughout the term of this Agreement and for so long as it is distributing, selling or marketing the Software Title in any applicable Sales Territory.
                    15.1.4 The Software Title, Online Content and/or information, data, logos and software or other materials provided to Microsoft and /or made available to Xbox Live Users via Xbox Live, do not and shall not contain any messages, data, images or programs that are, by law, defamatory, obscene or pornographic, or in any way violate any applicable laws or industry content rating requirements (including without limitation laws of privacy) of the applicable Sales Territory(ies) where the Software Title is marketed and/or distributed.
                    15.1.5 The Online Content shall not harvest or otherwise collect information about Xbox Live Users, including e-mail addresses, without the Xbox Live Users’ express consent; and the Online Content shall not link to any unsolicited communication sent to any third party.
     15.2 Microsoft. Microsoft warrants and represents that it has the full power to enter into this Agreement and it has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Publisher herein.
     15.3 DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS SECTION 15, MICROSOFT PROVIDES ALL MATERIALS (INCLUDING WITHOUT LIMITATION THE SECURITY TECHNOLOGY) AND SERVICES HEREUNDER ON AN “AS IS” BASIS, AND MICROSOFT DISCLAIMS ALL OTHER WARRANTIES UNDER THE APPLICABLE LAWS OF ANY COUNTRY, EXPRESS OR IMPLIED, REGARDING THE MATERIALS AND SERVICES IT PROVIDES HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF FREEDOM FROM COMPUTER VIRUSES. WITHOUT LIMITATION, MICROSOFT PROVIDES NO WARRANTY OF NON-INFRINGEMENT.
     15.4 EXCLUSION OF INCIDENTAL, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL MICROSOFT, ITS AFFILIATES, LICENSORS OR ITS SUPPLIERS OR PUBLISHER OR ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER, RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOST GOODWILL AND WHETHER BASED ON BREACH OF ANY EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR STRICT LIABILITY, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OR IF SUCH DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.
     15.5 LIMITATION OF LIABILITY. THE MAXIMUM LIABILITY OF MICROSOFT TO PUBLISHER OR TO ANY THIRD PARTY ARISING OUT OF THIS AGREEMENT WILL BE [*]. FURTHERMORE, UNDER NO CIRCUMSTANCES SHALL MICROSOFT BE LIABLE TO PUBLISHER FOR ANY DAMAGES WHATSOEVER WITH RESPECT TO ANY CLAIMS RELATING TO THE SECURITY TECHNOLOGY AND/OR ITS EFFECT ON ANY SOFTWARE TITLE OR FOR ANY STATEMENTS OR CLAIMS MADE BY PUBLISHER, WHETHER IN PUBLISHER’S MARKETING MATERIALS OR OTHERWISE, REGARDING THE AVAILABILITY OR OPERATION OF ANY ONLINE FEATURES.
16. Indemnity; Insurance. A claim for which indemnity may be sought hereunder is referred to as a “Claim.”
     16.1 Mutual Indemnification. Each party hereby agrees to indemnify, defend, and hold the other party harmless from any and all third party claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys’ fees, costs, and expert witnesses’ fees) arising out of or in connection with any claim by an unaffiliated third party that, taking the claimant’s allegations to be true, would result in a breach by the indemnifying party of any of its representations, warranties or covenants set forth in Section 15.
     16.2 Additional Publisher Indemnification Obligation. Publisher further agrees to indemnify, defend, and hold Microsoft harmless from any and all third party claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys’ fees, costs, and expert witnesses’ fees) arising out of or in connection with any claim by an unaffiliated third party regarding any Software Title or FPU including without limitation any claim relating to quality, performance, safety thereof, or arising out of Publisher’s use of the Licensed Trademarks in breach of this Agreement;

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

provided, however, that Publisher shall have no obligation with respect to any claim to the extent due to the “Sample code,” “Tools,” or “Redistributable Code” in the form as provided by Microsoft (as defined in the XDK License) or due to the Security Technology, Licensed Trademarks, Xbox Live, or other materials in the form as provided by Microsoft under this Agreement.
     16.3 Notice and Assistance. The indemnified party shall: (i) provide the indemnifying party reasonably prompt notice in writing of any Claim and permit the indemnifying party to answer and defend such Claim through counsel chosen and paid by the indemnifying party; and (ii) provide information, assistance and authority to help the indemnifying party defend such Claim. The indemnified party may participate in the defense of any Claim at its own expense. The indemnifying party will not be responsible for any settlement made by the indemnified party without the indemnifying party’s written permission, which will not be unreasonably withheld or delayed. In the event the indemnifying party and the indemnified party agree to settle a Claim, the indemnified party agrees not to publicize the settlement without first obtaining the indemnifying party’s written permission.
     16.4 Insurance. Publisher shall maintain Comprehensive General Liability Coverage (including Products Liability and Advertising Liability Coverage) For FPUs distributed in the Japan Sales Territory, Publisher’s coverage will have minimum limits of the Japanese yen equivalent of $[*] per occurrence, $[*] in the aggregate , with a deductible of not more than the Japanese yen equivalent of $[*]. For FPUs distributed in the Asian Sales Territory, Publisher’s coverage will have minimum limits of $[*] per occurrence, $[*] in the aggregate (or its equivalent value in local currency as of the date of issuance), with a deductible of not more than $[*] (or its equivalent value in local currency as of the date of issuance). For FPUs distributed outside of Japan and the Asian Sales Territories, Publisher shall maintain such coverage with policy limits of not less than $[*] per occurrence, $[*] in the aggregate, (or its equivalent value in local currency as of the date of issuance), each claim with a deductible of not more than $[*] (or its equivalent value in local currency as of the date of issuance). The insurance retroactive coverage date will be no later than [*]. Publisher shall maintain an active policy, or purchase an extended reporting period providing coverage for claims first made and reported to the insurance company within [*] after [*]. Upon request, Publisher shall deliver to Microsoft proof of such coverage. In the event that Publisher’s proof evidences coverage that Microsoft reasonably determines to be less than that required to meet Publisher’s obligations as specified in this provision, then Publisher agrees that it shall promptly acquire such coverage and notify Microsoft in writing thereof.
17. Term and Termination
     17.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until [*]. Unless one party gives the other notice of non-renewal within [*] of the end of the then-current term, this Agreement shall automatically renew for successive [*] terms.
     17.2 Termination for Breach. If either party materially fails to perform or comply with this Agreement or any provision thereof, and fails to remedy the default within [*] after the receipt of notice to that effect, then the other party has the right, at its sole option and upon written notice to the defaulting party, to terminate this Agreement upon written notice; provided that if Publisher is the party that has materially failed to perform or comply with this Agreement, then Microsoft has the right, but not the obligation, to suspend availability of the Online Content during such [*] period. Any notice of default hereunder must be prominently labeled “NOTICE OF DEFAULT”; provided, however, that if the default is of Sections 10, 12, or the Non-Disclosure Agreement as it applies to the Agreement, or if the non-defaulting party has the right to terminate the XDK License for default in accordance with its terms, then the non-defaulting party may terminate this Agreement immediately upon written notice, without being obligated to provide a [*] cure period. The rights and remedies provided in this section are not exclusive and are in addition to any other rights and remedies provided by law or this Agreement. If the uncured default is related to a particular Software Title or particular Online Content, then the party not in default has the right, in its discretion, to terminate this Agreement its entirety or with respect to the applicable Software Title or the particular Online Content. If Microsoft determines, at any time prior to the Commercial Release of a Software Title or Online Content, that such Software Title or Online Content does not materially comply with the requirements set forth in the Xbox 360 Publisher Guide or to any applicable laws, then Microsoft has the right, in Microsoft’s sole discretion and notwithstanding any prior approvals given by Microsoft, to terminate this Agreement without cost or penalty, as a whole or on a Software Title by Software Title, or Sales Territory by Sales Territory basis upon written notice to Publisher with respect to such Software Title or Sales Territory.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

     17.3 Effect of Termination; Sell-off Rights. Upon termination or expiration of this Agreement, Publisher has no further right to exercise the rights licensed hereunder or within the XDK License and shall promptly cease all manufacturing of FPU through its Authorized Replicators and, other than as provided below, cease use of the Licensed Trademarks. Publisher shall have a period of [*], to sell-off its inventory of FPUs existing as of the date of termination or expiration, after which sell-off period Publisher shall immediately return all FPUs to an Authorized Replicator for destruction. Publisher shall cause the Authorized Replicator to destroy all FPUs and issue to Microsoft written certification by an authorized representative of the Authorized Replicator confirming the destruction of FPUs required hereunder. All of Publisher’s obligations under this Agreement shall continue to apply during such [*] sell-off period. If this Agreement is terminated due to Publisher’s breach, at Microsoft’s option, Microsoft may require Publisher to immediately destroy all FPUs not yet distributed to Publisher’s distributors, dealers and/or end users and shall require all those distributing the FPU over which it has control to cease distribution. Upon termination or expiration of this Agreement, Publisher shall continue to support existing Online Game Features for FPUs that have already been sold until the end of the Minimum Commitment term.
     17.4 Cross-Default. If Microsoft has the right to terminate this Agreement, then Microsoft may, at its sole discretion also terminate the XDK License. If Microsoft terminates the XDK License for default in accordance with its terms, then Microsoft may, at its sole discretion also terminate this Agreement.
     17.5 Survival. The following provisions shall survive expiration or termination of this Agreement: Sections 2, 6.2.2 (as to the Minimum Commitment), 6.2.3, 8 and Sections 1, 2 and 5 of Exhibit 1, 9.1-9.3, 10.3, 10.4, 11, 13.1, 14, 15, 16, 17.3, 17.5 and 18.
18. General
     18.1 Governing Law; Venue; Attorneys Fees. This Agreement is to be construed and controlled by the laws of the State of Washington, U.S.A., and Publisher consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, U.S.A., unless no federal jurisdiction exists, in which case Publisher consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington, U.S.A. Publisher waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. The English version of this Agreement is determinative over any translations thereof. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party is entitled to recover its reasonable attorneys’ fees, costs and other expenses. This choice of jurisdiction provision does not prevent Microsoft from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.
     18.2 Notices; Requests. All notices and requests in connection with this Agreement are deemed given on the [*] after they are deposited in the applicable country’s mail system [*], postage prepaid, certified or registered, return receipt requested; or [*] sent by overnight courier, charges prepaid, with a confirming fax; and addressed as follows:

Publisher:	MIDWAY HOME ENTERTAINMENT INC.	Microsoft:	MICROSOFT LICENSING, GP
	c/o Midway Games Inc.		6100 Neil Road, Suite 100
	2704 West Roscoe Street		Reno, NV 89511-1137
Chicago, Illinois 60618
		Attention:	Xbox Accounting Services
Attention:	President
Fax:		with a cc to:	MICROSOFT CORPORATION
Phone:			One Microsoft Way
Redmond, WA 98052-6399

with a cc to:	MIDWAY GAMES INC.
	2704 West Roscoe Street	Attention:	Law & Corporate Affairs Department
	Chicago, Illinois 60618		Assoc. General Counsel, Consumer Legal Group (H&ED)
Fax: (425) 936-7329
Attention:	Vice President and General Counsel
Fax:	(773) 961-2299
Email:	dfulton@midwaygames.com

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

or to such other address as the party to receive the notice or request so designates by written notice to the other.
     18.3 No Delay or Waiver. No delay or failure of either party at any time to exercise or enforce any right or remedy available to it under this Agreement, and no course of dealing or performance with respect thereto, will constitute a waiver of any such right or remedy with respect to any other breach or failure by the other party. The express waiver by a party of any right or remedy in a particular instance will not constitute a waiver of any such right or remedy in any other instance. All rights and remedies will be cumulative and not exclusive of any other rights or remedies.
     18.4 Assignment. Publisher may not assign this Agreement or any portion thereof, to any third party unless Microsoft expressly consents to such assignment in writing. Microsoft will have the right to assign this Agreement and/or any portion thereof as Microsoft may deem appropriate and/or authorize its affiliates or partners to perform this Agreement in whole or part on its behalf. For the purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of a controlling interest in a party’s stock, or of all or substantially all of its assets is to be deemed to be an assignment. This Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs, and permitted assigns.
     18.5 No Partnership. Microsoft and Publisher are entering into a license pursuant to this Agreement and nothing in this Agreement is to be construed as creating an employer-employee relationship, a partnership, a franchise, or a joint venture between the parties.
     18.6 Severability. if any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. The parties intend that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, the parties agree that if any provisions are deemed not enforceable, they are to be deemed modified to the extent necessary to make them enforceable.
     18.7 Injunctive Relief. The parties agree that Publisher’s threatened or actual unauthorized use of the Licensed Trademarks or other Microsoft proprietary rights whether in whole or in part, may result in immediate and irreparable damage to Microsoft for which there is no adequate remedy at law. Either party’s threatened or actual breach of the confidentiality provisions may cause damage to the non-breaching party, and in such event the non-breaching party is entitled to appropriate injunctive relief from any court of competent jurisdiction without the necessity of posting bond or other security.
     18.8 Entire Agreement; Modification; No Offer. This Agreement (including the Concept, the Non-Disclosure Agreement to the extent incorporated herein, the Xbox 360 Publisher Guide, written amendments thereto, and other incorporated documents) constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. This Agreement shall not be modified except by a written agreement dated subsequent hereto signed on behalf of Publisher and Microsoft by their duly authorized representatives. Neither this Agreement nor any written or oral statements related hereto constitute an offer, and this Agreement is not legally binding until executed by both parties hereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date on the dates indicated below.

MICROSOFT LICENSING, GP	Midway Home Entertainment Inc.

/s/ Anna Becker By (sign)	/s/ Miguel Iribarren By (sign)

ANNA BECKER Name (Print)	Miguel Iribarren Name (Print)

Sr. Program Manager Title	VP-Publishing Title

OCT 25 2006 Date	10-24-06 Date

EXHIBIT 1
PAYMENTS
1. Platform Royalty
     a. For each FPU manufactured during the term of this Agreement, Publisher shall pay Microsoft nonrefundable royalties in accordance with the royalty tables set forth below (Tables 1 and 2) and the “Unit Discount” table set forth in Section 1.d of this Exhibit 1 (Table 3).
     b. The royalty fee is determined by the “Threshold Price” (which is the Wholesale Price (WSP) or Suggested Retail Price (SRP) at which Publisher intends to sell the Software Title in the applicable Sales Territory). To determine the applicable royalty rate for a particular Software Title in a particular Sales Territory, the applicable Threshold Price from Table 1 below will determine the correct royalty “Tier.” The royalty fee is then as set forth in Table 2 based on the Manufacturing Region in which the FPUs will be manufactured. For example, assume the Wholesale Price of a Software Title to be sold in the European Sales Territory is [*]. According to Table 1, [*] royalty rates will apply to that Software Title and the royalty rate is determined in Table 2 by the Manufacturing Region. If the Software Title were manufactured in the European Manufacturing Region, the royalty fee would be [*] per FPU. If the Software Title were manufactured in Asian Manufacturing Region, the royalty fee would be [*] per FPU.

[*]
	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]

[*]	[*]
	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
     c. [*] submit to Microsoft, at least [*] for a Software Title, a completed and signed “Royalty Tier Selection Form” in the form attached to this Agreement as Exhibit 2 for each Sales Territory. The selection indicated in the Royalty Tier Selection Form will only be effective once the Royalty Tier Selection Form has been accepted by Microsoft. If Publisher does not submit a Royalty Tier Selection Form as required hereunder, the royalty fee for such Software Title will default to [*], regardless of the actual Threshold Price. The selection of a royalty tier for a Software Title in a Sales Territory is binding for the life of that Software Title even if the Threshold Price is reduced following the Software Title’s Commercial Release.
     d. Unit Discounts. Publisher is eligible for a discount to FPUs manufactured for a particular Sales Territory (a “Unit Discount”) based on the number of FPUs that have been manufactured for sale in that Sales Territory as described in Table 3 below. Except as provided in Section 4 below, units manufactured for sale in a Sales Territory are aggregated only towards a discount on FPUs manufactured for that Sales Territory; there is no worldwide or cross-territorial aggregation of units for a particular Software Title. The discount will be rounded up to the nearest Cent, Yen or hundredth of a Euro.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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Table 3: Unit Discounts

[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
     [ * ]
i.	For North American Sales Territory:

[*]

ii.	For Japan Sales Territory:

[*]
2. Payment Process
     a. [*] Publisher shall not authorize its Authorized Replicators to begin production until such time as [*]. Depending upon Publisher’s credit worthiness, Microsoft may, but is not obligated to, offer Publisher credit terms for the payment of royalties due under this Agreement within [*] of receipt of invoice. All payments will be made by wire transfer only, in accordance with the payment instructions set forth in the Xbox 360 Publisher Guide.
     b. Publisher will pay royalties for FPUs manufactured in the North American Manufacturing Region in US Dollars, for FPUs manufactured in the Asian Manufacturing Region in Japanese Yen and for FPUs manufactured in the European Manufacturing Region in Euros.
3. Billing Address
     a. Publisher may have only two “bill to” addresses for the payment of royalties under this Agreement, one for the North American Manufacturing Region and one for the Asian Manufacturing Region. If Publisher desires to have a “bill-to” address in a European country, Publisher (or a Publisher Affiliate) must execute an MIOL Enrollment Form in the form attached to this Agreement as Exhibit 3.
Publisher’s billing address(es) is as follows:

North America Manufacturing Region:		Asian Manufacturing Region (if different):

Name:	Midway Home Entertainment Inc.___c/o	Name:
Midway Games Inc		Address:
Address:	2704 West Roscoe Street
Chicago, IL60618

Attention:
Attention:	Accounts	Email address:
payable		Fax:

Email address:		Phone:

Fax:	773 961-2464
Phone:	773 961-2000

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2

4. Asia Simship Program
The purpose of this program is to encourage Publisher to release Japanese FPUs or North American FPUs, that have been multi-region signed to run on NTSC-J boxes (hereinafter collectively referred to as “Simship Titles”), in Hong Kong, Singapore and Taiwan (referred to as “Simship Territory”) at the same time as Publisher releases the Software Title in the Japan and/or North American Sales Territories. In order for a Software Title to qualify as a Simship Title, Publisher must release the Software Title in the Simship Territory on the same date as the Commercial Release date of such Software Title in the Japan and/or North American Sales Territories, wherever the Software Title was first Commercially Released (referred to as “Original Territory”). To the extent that a Software Title qualifies as a Simship Title, the applicable royalty tier (under Section 1.b of this Exhibit 1 above) and Unit Discount (under Section 1.d of this Exhibit 1 above) is determined as if all FPUs of such Software Title manufactured for distribution in both the Original Territory and the Simship Territory were manufactured for distribution in the Original Territory. For example, if a Publisher initially manufactures [*] FPUs of a Software Title for the Japan Sales Territory and simships [*] of those units to the Simship Territory, the royalty fee for all of the FPUs is determined by [*]. In this example, Publisher would also receive a [*] Unit Discount on [*] units for having exceeded the Unit Discount level specified in Section 1. d of this Exhibit 1 above applicable to the Japan Sales Territory. Publisher must provide Microsoft with written notice of its intention to participate in the Asian Simship Program with respect to a particular Software Title at least [*] prior to manufacturing any FPUs it intends to qualify for the program. In its notice, Publisher shall provide all relevant information, including total number of FPUs to be manufactured, number of FPUs to be simshipped into the Simship Territory, date of simship, etc. Publisher remains responsible for complying with all relevant import, distribution and packaging requirements as well as any other applicable requirements set forth in the Xbox 360 Publisher Guide.
5. Online Content
     a. For the purpose of this Section 5, the following capitalized terms have the following meanings:
          [*]
          [*]
     b. Publisher may, from time to time, submit Online Content to Microsoft for Microsoft to distribute via Xbox Live. [*]
     c. [*]
     d. [*]

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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     e. Within [*] after the end of [*] with respect to which Microsoft owes Publisher any Royalty Fees, Microsoft shall furnish Publisher with a statement, together with payment for any amount shown thereby to be due to Publisher. The statement will contain information sufficient to discern how the Royalty Fees were computed.
6. Xbox Live Billing and Collection
Microsoft is responsible for billing and collecting all fees associated with Xbox Live, including fees for subscriptions and/or any Online Content for which an Xbox Live User may be charged. [*].
7. Taxes
     a. The amounts to be paid by either party to the other do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, (i) any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on the provision of any services to the other party under this Agreement, (ii) taxes imposed or based on or with respect to or measured by any net or gross income or receipts of either party, (iii) any franchise taxes, taxes on doing business, gross receipts taxes or capital stock taxes (including any minimum taxes and taxes measured by any item of tax preference), (iv) any taxes imposed or assessed after the date upon which this Agreement is terminated, (v) taxes based upon or imposed with reference to either parties’ real and/or personal property ownership and (vi) any taxes similar to or in the nature of those taxes described in (i), (ii), (iii), (iv) or (v) above, now or hereafter imposed on either party (or any third parties with which either party is permitted to enter into agreements relating to its undertakings hereunder) (all such amounts, together with any penalties, interest or any additions thereto, collectively “Taxes”). Neither party is liable for any of the other party’s Taxes incurred in connection with or related to the sale of goods and services under this Agreement, and all such Taxes are the financial responsibility of the party obligated to pay such taxes as determined by the applicable law, provided that both parties shall pay to the other the appropriate Collected Taxes in accordance with subsection 7.b below. Each party agrees to indemnify, defend and hold the other party harmless from any Taxes (other than Collected Taxes, defined below) or claims, causes of action, costs (including, without limitation, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to such Taxes to the extent such Taxes relate to amounts paid under this Amendment.
     b. Any sales or use taxes described in 7.a above that (i) are owed by either party solely as a result of entering into this Agreement and the payment of the fees hereunder, (ii) are required to be collected from that party under applicable law, and (iii) are based solely upon the amounts payable under this Agreement (such taxes the “Collected Taxes”), will be stated separately as applicable on payee’s invoices and will be remitted by the other party to the payee, upon request payee shall remit to the other party official tax receipts indicating that such Collected Taxes have been collected and paid by the payee. Either party may provide the other party an exemption certificate acceptable to the relevant taxing authority (including without limitation a resale certificate) in which case payee shall not collect the taxes covered by such certificate. Each party agrees to take such commercially reasonable steps as are requested by the other party to minimize such Collected Taxes in accordance with all relevant laws and to cooperate with and assist the other party, in challenging the validity of any Collected Taxes or taxes otherwise paid by the payor party. Each party shall indemnify and hold the other party harmless from any Collected Taxes, penalties, interest, or additions to tax arising from amounts paid by one party to the other under this Agreement, that are asserted or assessed against one party to the extent such amounts relate to amounts that are paid to or collected by one party from the other under this section. If any taxing authority refunds any tax to a party that the other party originally paid, or a party otherwise becomes aware that any tax was incorrectly and/or erroneously collected from the other party, then that party shall promptly remit to the other party an amount equal to such refund, or incorrect collection as the case may be plus any interest thereon.
     c. If taxes are required to be withheld on any amounts otherwise to be paid by one party to the other, the paying party shall deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At a party’s written request and expense, the parties shall use reasonable efforts to cooperate with and assist each other in obtaining tax certificates or other appropriate documentation evidencing such payment, provided, however, that the responsibility for such documentation shall remain with the payee party. If Publisher is required by any non-U.S.A. government to withhold income taxes on payments to Microsoft, then Publisher may deduct such taxes from the amount owed Microsoft and shall pay them to the appropriate tax authority, provided that within [*] of such payment, Publisher delivers to Microsoft an official receipt for any such taxes withheld or other documents necessary to enable Microsoft to claim a U.S.A. Foreign Tax Credit.

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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     d. This Section 7 shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.
8. Audit
During the term of this Agreement and for [*] each party shall keep all usual and proper records related to its performance under this Agreement, including but not limited to audited financial statements and support for all transactions related to the ordering, production, inventory, distribution and billing/invoicing information of FPU’s. Such records, books of account, and entries will be kept in accordance with generally accepted accounting principles. Either party (the “Auditing Party”) may audit and/or inspect the other party’s (the “Audited Party”) records no more than [*] in any [*] period in order to verify compliance with the terms of this Agreement. The Auditing Party may, upon reasonable advance notice, audit the Audited Party’s records and consult with the Audited Party’s accountants for the purpose of verifying the Audited Party’s compliance with the terms of this Agreement and for a period of [*]. Any such audit will be conducted during regular business hours at the Audited Party’s offices. Any such audit will be paid for by Auditing Party unless Material discrepancies are disclosed. As used in this section, “Material” means [*]. If Material discrepancies are disclosed, the Audited Party agrees to pay the Auditing Party for [*].

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5

EXHIBIT 2
XBOX 360 ROYALTY TIER SELECTION FORM
PLEASE COMPLETE THE BELOW INFORMATION, SIGN THE FORM, AND FAX IT TO MICROSOFT AT
+1 (425) 708-2300 TO THE ATTENTION OF MICROSOFT LICENSING, GP (MSLI) AND YOUR ACCOUNT MANAGER.
NOTES:
1.	THIS FORM MUST BE SUBMITTED AT LEAST [*]. IF THIS FORM IS NOT SUBMITTED ON TIME, THE ROYALTY RATE WILL DEFAULT TO [*] FOR THE APPLICABLE SALES TERRITORY.
2.	A SEPARATE FORM MUST BE SUBMITTED FOR EACH SALES TERRITORY.
1.	Publisher Name:
2.	Xbox 360 Software Title Name:

3. XeMID Number:		4. Manufacturing Region (check one):

North American

European
Asian

5.	Sales Territory (check one):	6. Final Certification Date:

North American Sales Territory

Japan Sales Territory

European Sales Territory

Asian Sales Territory

7.	Select Royalty Tier: (check one): [*]
The undersigned represents that he/she has authority to submit this form on behalf of the above publisher, and that the information contained herein is true and accurate.

By (sign)

Name, Title (Print)

E-Mail Address (for confirmation of receipt)

Date (Print mm/dd/yy)

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1

EXHIBIT 3
XBOX 360 PUBLISHER ENROLLMENT FORM
PLEASE COMPLETE THIS FORM, SIGN IT, AND FAX IT TO MICROSOFT AT +1 (425) 708-2300 TO THE ATTENTION OF YOUR ACCOUNT MANAGER.
NOTE: PUBLISHER MUST COMPLETE, SIGN AND SUBMIT THIS ENROLLMENT FORM [*].
     This Xbox 360 Publisher License Enrollment (“Enrollment”) is entered into between Microsoft Ireland Operations Ltd. (“MIOL”) and                                          (“Publisher”), and is effective as of the latter of the two signatures identified below. The terms of that certain Xbox 360 Publisher License Agreement signed by Microsoft Licensing GP and                                          dated on or about                                          (the “Xbox 360 PLA”) are incorporated herein by reference.
     1. Term. This Enrollment will expire on the date on which the Xbox 360 PLA expires, unless it is terminated earlier as provided for in that agreement.
     2. Representations and Warranties. By signing this Enrollment, the parties agree to be bound by the terms of this Enrollment and Publisher represents and warrants that: (i) it has read and understood the Xbox 360 PLA, including any amendments thereto, and agree to be bound by those; (ii) it is either the entity that signed the Xbox 360 PLA or its affiliate; and (iii) the information that provided herein is accurate.
     3. Notices; Requests. All notices and requests in connection with this Enrollment are deemed given on (i) the [*] after they are deposited in the applicable country’s mail system ([*] if sent internationally), postage prepaid, certified or registered, return receipt requested; or (ii) [*] after they are sent by overnight courier, charges prepaid, with a confirming fax; and addressed as follows:

Publisher:	Microsoft:	MICROSOFT IRELAND OPERATIONS LTD.
Microsoft European Operations Centre,
Address:		Atrium Building Block B,
Carmenhall Road,
Sandyford Industrial Estate
Dublin 18
Attention:		Ireland

Fax:		Fax: 353 1 706 4110

Phone:	Attention:	MIOL Xbox Accounting Services

Email:	with a cc to:	MICROSOFT CORPORATION
One Microsoft Way
Redmond, WA 98052-6399

	Attention:	Law & Corporate Affairs Department
Consumer
Legal Group, H&ED (Xbox)
Fax: +1 (425) 706-7329
or to such other address as the party to receive the notice or request so designates by written notice to the other.
[remainder of page intentionally left blank]

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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     4. Billing Address. For purposes of the Xbox 360 PLA, Exhibit 1, Section 3, Publisher’s billing address for the European Manufacturing Region is as follows:

Name:

Address:

VAT number:

Attention:

Email address:

Fax:

Phone:

MICROSOFT IRELAND OPERATIONS LTD.	PUBLISHER:

By (sign)	By (sign)

Name (Print)	Name (Print)

Title	Title

Date (Print mm/dd/yy)	Date (Print mm/dd/yy)

2

EXHIBIT 4
AUTHORIZED AFFILIATES
Publisher affiliates authorized to perform the rights and obligations under this Agreement are:

I.	Name:	Midway Games Limited	II.	Name:	K.K. Midway Games
	Address:	43 Worship Street		Address:	10-7, Higashigotonnda
		London EC2A 2DX UK			1-chome, Shinagawa-ku
Tokyo, Japan

	Telephone:	44 0207 382 7720		Telephone:

	Fax:	44 0207 382 7759		Fax:

Publisher will provide Microsoft at least [* ] written notice of the name and address of each additional Publisher affiliate that Publisher wishes to add to this Exhibit 4. Any additional Publisher affiliate may not perform any rights or obligations under this Agreement until it has signed and submitted a Publisher Affiliate Agreement (attached below) to Microsoft

PUBLISHER AFFILIATE AGREEMENT
For good and valuable consideration,                                         , a corporation of                                          (“Publisher Affiliate “) hereby covenants and agrees with Microsoft Licensing, GP, a Nevada general partnership that Publisher Affiliate will comply with all obligations of                                          (“Publisher”) pursuant to that certain Xbox 360 Publisher License Agreement between Microsoft and Publisher dated                                         , 200___ (the “Xbox 360 PLA”) and to be bound by the terms and conditions of this Publisher Affiliate Agreement. Capitalized terms used herein and not otherwise defined will have the same meaning as in the Agreement.
Publisher Affiliate acknowledges that its agreement herein is a condition for Publisher Affiliate to exercise the rights and perform the obligations established by the terms of the Xbox 360 PLA. Publisher Affiliate and Publisher will be jointly and severally liable to Microsoft for all obligations related to Publisher Affiliate’s exercise of the rights, performance of obligations, or receipt of Confidential Information under the Xbox 360 PLA. This Publisher Affiliate Agreement may be terminated in the manner set forth in the Xbox 360 PLA. Termination of this Publisher Affiliate Agreement does not terminate the Xbox 360 PLA with respect to Publisher or any other Publisher Affiliates.
IN WITNESS WHEREOF, Publisher Affiliate has executed this agreement as of the date set forth below. All signed copies of this Publisher Affiliate Agreement will be deemed originals.

Signature

Title

Name (Print)

Date

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1

EXHIBIT 5
NON-DISCLOSURE AGREEMENT
[Attached]

1

EXHIBIT 6
JAPAN AND ASIA ROYALTY INCENTIVE PROGRAM
1. Overview
To encourage Publisher to release localized Software Titles in the Japan and Asian Sales Territories during [*], Publisher may qualify for a special incentive payment equal to [*] according to the terms of this Exhibit 6 (the “Royalty Incentive Program”).
2. Qualified FPUs
In order to qualify for the Royalty Incentive Program, the following requirements must be met.
     a. Approved Concept Submission Form. Publisher must send Microsoft a completed Concept submission form (in a format to be provided by Microsoft) for any Software Titles Publisher intends to qualify for the Royalty Incentive Program no later than [*]. In order for FPUs to qualify for the Royalty Incentive Program, Publisher’s Concept for the Software Title must be received on time and approved by Microsoft.
     b. J-signed. Only FPUs that are “J-signed” (as defined in the Xbox 360 Publisher Guide) to technically restrict their operation to Xbox consoles made for the Japan and Asian Sales Territories will qualify for the Royalty Incentive Program.
     c. [*]
     d. [*]
     e. Public Relations. In order to qualify for the Royalty Incentive Program, Publisher must allow Microsoft to publicly disclose that the Software Title will be released on Xbox 360 in the Japan or Asian Sales Territories.
     f. Timely Payment. Publisher must pay royalty fees on time in accordance with this Agreement or its credit arrangement with Microsoft in order to qualify for the Royalty Incentive Program.
3. Payment
     a. Manufacturing Periods. The Royalty Incentive Program will only apply to qualified FPUs manufactured [*] (as applicable for the FPU).
     b. Incentive Payments. Microsoft will make royalty incentive payments within [*] in which qualified FPUs were manufactured.
     c. Limit. Subject to the terms of this Exhibit 6, Publisher’s royalty incentive payment will equal [*]. Publisher acknowledges that the Royalty Incentive Payment will only apply to [*].

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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EXHIBIT 7
XBOX 360 LIVE INCENTIVE PROGRAM
1. Xbox 360 Live Incentive Program
To encourage Publisher to support functionality for Xbox Live in its Xbox 360 Software Titles and to drive increased usage of Xbox Live via Xbox 360, Publisher may qualify for certain payments based on the amount of Xbox Live Market Share (defined in Section 2.a. of this Exhibit 7 below) created by Publisher’s Multiplayer Software Titles (defined in Section 2.c. of this Exhibit 7 below). Each Accounting Period (defined in Section 3.c. of this exhibit below), Microsoft will calculate Publisher’s Xbox Live Market Share. If it is above [*], then Microsoft will pay Publisher an amount [*]. The basic equation for calculating the Publisher’s payment under this program is:
[*]
The following sections define the elements of this basic equation.
Notwithstanding anything herein to the contrary, use of or revenue derived from online games for which an end user pays a subscription separate from any account established for basic use of Xbox Live, are excluded from this Xbox 360 Live Incentive Program.
2. Xbox Live Market Share
     a. “Xbox Live Market Share” = [*].
     b. “[*] Unique User Market Share” means [*].
     c. “Multiplayer Software Titles” means a Software Title for Xbox 360 that supports real-time multiplayer game play.
     d. “[*] Unique Users” means [*].
     e. “Paying Subscriber” [*].
     f. “[*] Unique User Market Share” means [*].
     g. “[*] Unique Users” means [*].
     h. “New Subscriber Market Share” means [*].

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2

     i. “New Subscriber” means a Paying Subscriber who pays for an Xbox Live account for the first time. A New Subscriber is attributed to the first Multiplayer Software Title he or she plays, even if such play was during a free-trial period which was later converted into a paying subscription. Each Paying Subscriber can only be counted as a New Subscriber once.
3. Participation Pool
     a. “Participation Pool” means [*].
     b. “Subscription Revenue” means all gross amounts recognized as revenue (in accordance with Microsoft’s normal accounting policies) and actually received by Microsoft, in U.S. Dollars, for subscription accounts to Xbox Live for use on Xbox 360 (excluding applicable sales, use, value-added and similar taxes) during a particular Accounting Period. Microsoft shall convert and recognize amounts received in currencies other than U.S. Dollars in accordance with its standard accounting practices.
     c. “Accounting Period” means a [*]within the Term (defined below); provided that if the Effective Date of this Agreement or the expiration date of this program falls within such a [*], then the applicable payment calculation set forth below shall be made for a partial Accounting Period, as appropriate.
4. Example
[*]
          • [*]
[*]
          • [*]
[*]
[*]
          • [*]
[*]
5. Term
This Xbox 360 Live Incentive Program will be available for [*]. Microsoft reserves the right to change the weights for averaging set forth in Section 2.a. of this exhibit upon written notice to Publisher, but no more frequently than [*].
6. Payments
In the event Publisher qualifies for a payment under this program during an Accounting Period, Microsoft shall furnish Publisher with a statement, together with payment for any amount shown thereby to be due to Publisher within [*].

*	Information has been omitted from this document and filed separately with the SEC under a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3